Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●    Pre-tax income increased by $279 thousand, or 32.2%, for the three-month period ended December 31, 2017 from the same period last year

●    Pre-tax income increased by $301 thousand, or 14.9%, for the six-month period ended December 31, 2017 from the same period last year

●    Total loans increased by $20.7 million, or an annualized 15.2%, for the six-month period ended December 31, 2017

●    Non-performing loans declined to 0.29% of total loans at December 31, 2017

Minerva, Ohio— January 26, 2018 (OTCQB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $657 thousand for the second fiscal quarter of 2018, a decrease of $65 thousand, or 9.0%, from the same period last year. The second quarter of the 2018 fiscal year results reflect the estimated impact of the enactment of the Tax Cuts and Jobs Act (TCJA), which resulted in a $253 thousand decrease in net income. Excluding the impact of the TCJA, net income would have been $910 thousand, an increase of $188 thousand, or 26.0%, from the same period last year.

For the six months ended December 31, 2017, net income was $1.6 million. Excluding the impact of the TCJA, net income would have been $1.8 million, an increase of $216 thousand, or 13.3%, from the same period last year. Net income has been positively impacted by the $450 thousand, or 6.2%, increase in net interest income which has primarily been a result of the $31.1 million increase in average interest-earning assets from the prior year period.

Assets at December 31, 2017 totaled $470.3 million, an increase of $12.4 million, or an annualized 5.4%, from June 30, 2017. Loans increased by $20.7 million, or an annualized 15.2%, and deposits increased by $8.5 million, or an annualized 4.5% for the six-month period ended December 31, 2017.

“Through the first two quarters of the 2018 fiscal year, commercial loan originations fueled an annualized loan growth rate of 15.2% resulting in a 3.8 basis points increase in the loan to deposit ratio since June 2017. This production, along with strong asset quality and low collection costs, will likely have a positive impact on net interest income and the net interest margin. Similarly, mortgage originations and the related gains on sale of loans increased by 27.2% over fiscal year 2017, which contributed to the stronger noninterest income results,” said Ralph J. Lober, II, President and Chief Executive Officer. “Strategic investments in staff, both sales and processing, and long-term commitments to the communities in which we operate are reflected in the 32.2% increase in second quarter pre-tax earnings. We will continue to evaluate opportunities that arise from continual changes in our competitive environment and make investments as necessary,” he continued.

Net interest income for the second fiscal quarter of 2018 increased by $391 thousand compared to the same period last year, with interest income increasing by $505 thousand and interest expense increasing by $114 thousand. The net interest margin was 3.61% for the quarter ended December 31, 2017 and 3.62% for the quarter ended December 31, 2016. The Corporation’s yield on average interest-earning assets was 3.94% for the three months ended December 31, 2017 an increase from 3.86% for the same period last year. The Corporation’s cost of funds increased to 0.46% for the three months ended December 31, 2017 from 0.34% for the same period last year.

Other income increased by $42 thousand, or 5.3%, for the three-month period ended December 31, 2017 from the same period last year primarily as a result of increases in debit card interchange income, gains from the sale of mortgage loans and earnings on bank owned life insurance. These increases were partially offset by a decline in gains from the sale of securities.

Other expenses increased by $234 thousand, or 7.0%, for the three-month period ended December 31, 2017 from the same period last year primarily as a result of increases in salary and incentive expenses and debit card processing expenses.

Non-performing loans were $865 thousand at December 31, 2017, compared with $1.2 million at June 30, 2017 and $1.6 million at December 31, 2016. The allowance for loan losses (ALLL) as a percent of total loans at December 31, 2017 was 1.10% and annualized net charge-offs to total loans were 0.01% for the six-month period ended December 31, 2017 compared with an ALLL to loans ratio of 1.18% and an annualized net charge-off ratio of 0.54% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its thirteen full service locations and two loan production offices in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Total interest income	$4,291	$3,786	$8,434	$7,753
Total interest expense	364	250	721	490
Net interest income	3,927	3,536	7,713	7,263
Provision for loan losses	60	140	150	276
Other income	839	797	1,711	1,645
Other expenses	3,560	3,326	6,953	6,612
Income before income taxes	1,146	867	2,321	2,020
Income tax expense	489	145	735	397
Net income	$657	$722	$1,586	$1,623
Basic and diluted earnings per share	$0.24	$0.27	$0.58	$0.60

Consolidated Statements of Financial Condition	December 31, 2017	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$9,141	$9,912	$10,850
Certificates of deposit in other financial institutions	3,921	3,921	4,916
Securities, available-for-sale	135,738	142,086	131,285
Securities, held-to-maturity	4,061	4,259	4,296
Federal bank and other restricted stocks, at cost	1,425	1,425	1,396
Loans held for sale	814	1,252	1,774
Total loans	293,594	272,867	264,804
Less: allowance for loan losses	3,225	3,086	3,123
Net loans	290,369	269,781	261,681
Other assets	24,813	25,247	25,237
Total assets	$470,282	$457,883	$441,435
Liabilities and Shareholders’ Equity
Deposits	$382,989	$374,471	$355,445
Other interest-bearing liabilities	39,695	36,306	40,328
Other liabilities	3,427	3,571	3,452
Total liabilities	426,111	414,348	399,225
Shareholders’ equity	44,171	43,535	42,210
Total liabilities and shareholders’ equity	$470,282	$457,883	$441,435

	At or For the Six Month Periods Ended
Performance Ratios:	December 31, 2017	December 31, 2016
Return on Average Assets (Annualized)	0.67%	0.74%
Return on Average Equity (Annualized)	7.09	7.34
Average Equity to Average Assets	9.44	10.08
Net Interest Margin (Fully Tax Equivalent)	3.62	3.74

Market Data:
Book Value to Common Share	$16.18	$15.49
Dividends Paid per Common Share (YTD)	$0.245	$0.24
Period End Common Shares	2,729,644	2,724,956

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.01%	0.54%
Non-performing Assets to Total Assets	0.20	0.36
ALLL to Total Loans	1.10	1.18